EXHIBIT 99.1

URS Increases Offer to 290 Pence Per Share for Scott Wilson Group

Cash Transaction Now Would Be Valued at $337 Million
Transaction Expected to be Accretive to URS' GAAP EPS in Fiscal 2011

SAN FRANCISCO, Jun 30, 2010 (BUSINESS WIRE) --

URS Corporation (NYSE: URS) today announced the terms of an increased offer to acquire Scott Wilson Group plc. (LSE: SWG), a U.K.-based integrated design and infrastructure engineering consultancy. Under the terms of the increased offer, which has been recommended unanimously by the Scott Wilson Board of Directors, shareholders of Scott Wilson would receive 290 pence in cash for each Scott Wilson share, which values the entire issued and to be issued share capital at approximately £223 million, or $337 million.1

The proposed acquisition with Scott Wilson would significantly expand URS' infrastructure capabilities in the United Kingdom across a range of long-term growth markets, including rail and transit, transportation infrastructure, and ports and harbors. Scott Wilson also would augment URS' global footprint in a complementary manner and accelerate the Company's international growth in other key markets such as China and India.

Martin M. Koffel, Chairman and Chief Executive Officer of URS, said, "We are pleased to have reached agreement with the Scott Wilson board on an increased offer for the company. We continue to believe that the combination of URS and Scott Wilson will create a global business with the financial resources to invest in further growth for the benefit of the enlarged group's clients and employees."

URS expects that the transaction would be accretive to earnings per share in fiscal year 2011 on a GAAP basis. URS continues to expect that the transaction will have no significant impact on its fiscal year 2010 results. URS will finance the increased offer from its existing cash resources.

DC Advisory Partners (lead) and Citi are acting as financial advisors to URS and Cooley LLP and Ashurst LLP serves as URS' legal counsel.

About URS Corporation

URS Corporation (NYSE: URS) is a leading provider of engineering, construction and technical services for public agencies and private sector companies around the world. The company offers a full range of program management; planning, design and engineering; systems engineering and technical assistance; construction and construction management; operations and maintenance; and decommissioning and closure services. URS provides services for power, infrastructure, industrial and commercial, and federal projects and programs. URS Corporation has approximately 42,000 employees in a network of offices in more than 30 countries (http://www.urscorp.com).

Forward-Looking Statements

Statements contained in this press release that are not historical facts may constitute forward-looking statements, including statements relating to the anticipated closing and benefits of the acquisition, including future financial and earnings impact, future business opportunities, future capabilities and expertise, future competitive positioning, the expected closing of the acquisition and future economic and industry conditions. We believe that our expectations are reasonable and are based on reasonable assumptions; however, we caution you against relying on any of our forward-looking statements as such forward-looking statements by their nature involve risks and uncertainties. A variety of factors, including but not limited to the following, could cause our business and financial results, as well as the timing of events, to differ materially from those expressed or implied in our forward-looking statements: whether Scott Wilson shareholders will approve the acquisition; whether and when approval of the UK court and other required regulatory approvals will be obtained; whether another bidder may make a superior offer for Scott Wilson; whether any of the anticipated benefits of the acquisition will be realized; potential difficulties that may be encountered in integrating the businesses, economic weakness and declines in client spending; changes in our book of business; our compliance with government contract procurement regulations; employee, agent or partner misconduct; our ability to procure government contracts; liabilities for pending and future litigation; environmental liabilities; availability of bonding and insurance; our reliance on government appropriations; unilateral termination provisions in government contracts; our ability to make accurate estimates and assumptions; our accounting policies; workforce utilization; our and our partners' ability to bid on, win, perform and renew contracts and projects; liquidated damages; our dependence on partners, subcontractors and suppliers; customer payment defaults; our ability to recover on claims; impact of target and fixed priced contract on earnings; the inherent dangers at our project sites; impairment of our goodwill; the impact of changes in laws and regulations; nuclear indemnifications and insurance; a decline in defense spending; industry competition; our ability to attract and retain key individuals; retirement plan obligations; our leveraged position and the ability to service our debt; restrictive covenants in our credit agreement; risks associated with international operations; business activities in high security risk countries; third-party software risks; natural and man-made disaster risks; our relationships with labor unions; our ability to protect our intellectual property rights; anti-takeover risks and other factors discussed more fully in our Form 10-Q for the period ended April 2, 2010 as well as in other reports subsequently filed from time to time with the United States Securities and Exchange Commission. The forward-looking statements represent our current expectations and intentions as of the date on which made and we assume no obligation to revise or update any forward-looking statements.

1 USD figures based on an exchange rate of 1.51 GBP per 1 USD.

SOURCE: URS Corporation

URS Corporation
Sam Ramraj, 415-774-2700
Vice President, Investor Relations
or
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